Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, $0.0001 par value per share, of Overstock.com, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit A to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 1st day of October, 2018.

/s/ Peter S. Park
Peter S. Park

PARK WEST ASSET MANAGEMENT LLC

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer

PARK WEST INVESTORS MASTER FUND, LIMITED

By:	/s/ Grace Jimenez
Name: Grace Jimenez
Title: Chief Financial Officer